Exhibit 99.1

P.F. CHANG’S CHINA BISTRO, INC.

P.F. CHANG’S FOURTH QUARTER REVENUES GROW 16%

SCOTTSDALE, ARIZONA (January 3, 2008) P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) today reported consolidated revenues of $292.6 million for the fourth quarter ended December 30, 2007 compared to $252.0 million for the fourth quarter of 2006. Sales at company owned P.F. Chang’s China Bistro restaurants accounted for $225.9 million of consolidated revenues, sales at the company’s Pei Wei Asian Diner restaurants accounted for $65.9 million of consolidated revenues and sales at the company’s Taneko Japanese Tavern restaurant accounted for $0.7 million of consolidated revenues.

For the 13 weeks ended December 30, 2007, comparable store sales decreased 1.0% at the Bistro (including a 5% increase in the average check reflecting the net impact of price and menu mix changes driven by the broader rollout of the new grill menu as well as other initiatives) and decreased 0.5% at Pei Wei compared to the 13 weeks ended December 31, 2006. Comparable store sales at the Bistro decreased 2.0% and 0.8% for October and November, respectively, and did not change for December. Comparable store sales at Pei Wei decreased 0.8% for October, increased 0.4% for November and decreased 0.9% for December at Pei Wei.

The company continues to experience rising restaurant operating costs which are anticipated to have a greater impact during the fourth quarter than previously forecast.

During the fourth quarter of 2007, the company opened ten new Bistro restaurants and seven new Pei Wei restaurants.

The company intends to release its fourth quarter earnings results on February 13, 2008 at approximately 7:00 am ET. A conference call will be held later that same day at 12:00 pm ET. A webcast of the conference call can be accessed at www.pfcb.com.

P.F. Chang’s China Bistro, Inc. owns and operates three restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, traditional Chinese cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine in a relaxed, warm environment offering attentive counter service and take-out flexibility. Taneko Japanese Tavern features natural, organic and seasonal ingredients highlighting the diverse cooking styles of Japan.

The statements contained in this press release that are not purely historical, including the company’s estimates of its revenues, earnings and comparable store sales, are forward-looking statements. The accuracy of these forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the company’s ability to locate acceptable restaurant sites; open new restaurants and operate its restaurants profitably; the company’s ability to hire, train and retain skilled management and other personnel; the company’s ability to access sufficient financing on acceptable terms; changes in consumer tastes and trends; customer acceptance of new concepts; national, regional and local economic and weather conditions; changes in costs related to food, utilities and labor; and other risks described in the company’s recent SEC filings.

Contact: P.F. Chang’s China Bistro, Inc.		(480) 888-3000

Media:	Laura Cherry	laura.cherry@pfcb.com
Investor:	Mark Mumford	mark.mumford@pfcb.com

P.F. Chang’s China Bistro
Supplemental Sales Information (Company Owned)
Year of Unit Opening (1)

	Pre-2000	2000	2001	2002	2003	2004	2005	2006	2007	Total

Units	35	16	13	14	18	18	18	20	20	172

Sales (000)

1Q07	54,138	23,539	18,803	18,201	24,965	20,158	21,081	25,819	283	206,987
2Q07	53,462	23,073	18,150	17,366	24,516	20,482	20,777	24,273	6,002	208,101
3Q07	52,397	22,804	17,605	16,646	24,173	20,438	20,522	23,248	10,643	208,475
4Q07	53,321	23,415	18,305	17,177	24,447	20,185	20,879	23,452	24,759	225,941

2007	213,318	92,832	72,863	69,390	98,101	81,263	83,259	96,792	41,687	849,505

Average Weekly Sales (AWS)

1Q07	118,984	113,168	111,264	100,004	106,687	86,144	90,092	99,305	94,358	104,592
2Q07	117,500	110,928	107,398	95,418	104,771	87,530	88,792	93,357	115,426	102,615
3Q07	115,158	109,637	104,171	91,461	103,302	87,340	87,700	89,414	104,344	100,325
4Q07	117,188	112,574	108,312	94,380	104,476	86,262	89,227	90,201	108,592	102,514

2007	117,208	111,577	107,786	95,316	104,809	86,817	88,953	93,069	108,279	102,486

Year-Over-Year Change in AWS (2)

1Q07	-2.5%	-3.2%	-3.4%	-2.2%	-1.4%	-2.2%	-7.9%	-37.5%	—	-3.3%
2Q07	-1.1%	-2.7%	-2.2%	-1.8%	-0.3%	0.7%	-2.9%	-13.8%	—	-1.6%
3Q07	-1.3%	-2.2%	-2.4%	-2.8%	-1.0%	0.0%	-1.9%	-7.6%	—	-1.8%
4Q07	-0.9%	-1.7%	-0.4%	-3.4%	-0.3%	-0.6%	-0.4%	-13.9%	—	-2.4%

2007	-1.4%	-2.4%	-2.1%	-2.5%	-0.8%	-0.5%	-3.4%	-13.1%	—	-2.3%

Year-Over-Year Change Comp Store Sales (3)

Units	35	16	13	14	18	18	18	6	—	138

1Q07	-2.5%	-3.2%	-3.4%	-2.2%	-1.4%	-2.2%	-3.4%	—	—	-2.5%
2Q07	-1.1%	-2.7%	-2.2%	-1.8%	-0.3%	0.7%	-1.8%	-24.5%	—	-1.3%
3Q07	-1.3%	-2.2%	-2.4%	-2.8%	-1.0%	0.0%	-1.9%	-15.4%	—	-1.6%
4Q07	-0.9%	-1.7%	-0.4%	-3.4%	-0.3%	-0.6%	-0.4%	1.1%	—	-1.0%

2007	-1.4%	-2.4%	-2.1%	-2.5%	-0.8%	-0.5%	-1.8%	-2.0%	—	-1.6%

(1)	Includes all restaurants opened in the period indicated.

(2)	A unit is included in the year-over-year change in AWS in the thirteenth month of operation.

(3)	A unit becomes comparable in the eighteenth month of operation.

Pei Wei Asian Diner
Supplemental Sales Information
Year of Unit Opening (1)

	2000	2001	2002	2003	2004	2005	2006	2007	Total

Units	1	4	11	17	20	24	30	37	144

Sales (000)

1Q07	782	2,278	6,196	9,378	10,689	11,502	13,784	2,040	56,649
2Q07	737	2,095	5,869	9,212	10,474	11,150	13,337	5,769	58,643
3Q07	685	1,944	5,544	8,731	10,385	11,113	13,121	10,214	61,738
4Q07	697	1,990	5,559	8,700	10,369	11,089	13,032	14,495	65,930

2007	2,902	8,307	23,168	36,021	41,917	44,854	53,274	32,518	242,960

Average Weekly Sales (AWS)

1Q07	60,181	43,804	43,330	42,436	41,111	36,866	35,343	37,086	39,177
2Q07	56,700	40,283	41,043	41,683	40,286	35,736	34,198	34,137	37,592
3Q07	52,718	37,391	38,766	39,507	39,941	35,620	33,643	33,272	36,359
4Q07	53,612	38,273	38,872	39,365	39,881	35,540	33,415	31,172	35,523

2007	55,803	39,938	40,503	40,748	40,305	35,941	34,150	32,649	37,037

Year-Over-Year Change in AWS (2)

1Q07	-3.4%	-2.3%	-1.9%	1.5%	0.2%	3.8%	-10.9%	—	0.6%
2Q07	-3.5%	-2.6%	-1.6%	2.5%	1.0%	3.2%	-4.7%	—	0.8%
3Q07	-7.9%	-7.3%	-5.8%	-2.4%	1.2%	2.8%	-8.0%	—	-2.0%
4Q07	-9.7%	-6.2%	-6.0%	-1.9%	1.9%	2.7%	-3.2%	—	-1.2%

2007	-6.1%	-4.5%	-3.8%	-0.1%	1.1%	3.1%	-5.3%	—	-0.5%

Year-Over-Year Change Comp Store Sales (3)

Units	1	4	11	17	20	24	15	—	92

1Q07	-3.4%	-2.3%	-1.9%	1.5%	0.2%	2.9%	—	—	0.5%
2Q07	-3.5%	-2.6%	-1.6%	2.5%	1.0%	2.7%	-6.8%	—	1.0%
3Q07	-7.9%	-7.3%	-5.8%	-2.4%	1.2%	2.8%	-2.2%	—	-1.0%
4Q07	-9.7%	-6.2%	-6.0%	-1.9%	1.9%	2.7%	0.6%	—	-0.5%

2007	-6.1%	-4.5%	-3.8%	-0.1%	1.1%	2.8%	-0.5%	—	0.0%

(1)	Includes all restaurants opened in the period indicated.

(2)	A unit is included in the year-over-year change in AWS in the thirteenth month of operation.

(3)	A unit becomes comparable in the eighteenth month of operation.